Exhibit 99.1

News Release

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	April 4, 2002

For more information:

Business Media:		Investors:
David Chamberlin 972-685-4648 ddchamb@nortelnetworks.com	Tina Warren 905-863-4702 tinawarr@nortelnetworks.com	888-901-7286 905-863-6049 investor@nortelnetworks.com

Nortel Networks Responds to Moody’s Ratings Announcement

TORONTO – In response to an announcement today that Moody’s Investors Service, Inc. has downgraded Nortel Networks* [NYSE/TSE:NT] credit ratings to below investment grade, company president and chief executive officer Frank Dunn said “We do not expect the ratings downgrade to have a significant impact on our day-to-day business operations.”

Dunn added, “We see the downgrade as being primarily driven by industry conditions affecting the telecom sector following the events of 2001. Our work plan for dealing with conditions in the wake of last year contemplated and factored in the possibility of credit rating downgrades. In arranging our credit facilities, we took the possibility of downgrades into account. We are prepared. We gave ourselves flexibility to ensure we’d continue focusing on our priorities and objectives for regaining market momentum and profitability. It is business as usual.”

Moody’s announcement lowered ratings on securities issued by Nortel Networks Corporation and its principal operating subsidiaries to below investment grade (a).

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As a result of today’s ratings downgrade, and as previously described in Nortel Networks securities filings, various liens, pledges and guarantees became effective under certain credit and security agreements entered into by Nortel Networks Limited (“NNL”) and Nortel Networks Inc. As such, all of Nortel Networks credit agreements and outstanding public debt securities are now secured by liens over substantially all of the assets of NNL and most of its United States and Canadian subsidiaries, and by a pledge of shares in certain of NNL’s other subsidiaries. In addition, certain of NNL’s subsidiaries have guaranteed NNL’s obligations under the credit agreements and the outstanding public debt securities. The liens, pledges, and guarantees will be in effect until the expiration of the bank commitments under all of Nortel Networks outstanding credit facilities or a return of NNL’s long-term debt rating to specified investment grade ratings (b).

Nortel Networks plans to release its financial results for the first quarter of 2002 on April 18, 2002.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Metro and Enterprise Networks, Wireless Networks and Optical Long Haul Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow, the level of outstanding debt and debt ratings; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks Corporation and Nortel Networks Limited with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks Corporation and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(a)	The rating on senior long-term debt issued or guaranteed by Nortel Networks Corporation or Nortel Networks Limited (“NNL”) was lowered to Ba3 from Baa3, the rating on preferred shares issued by NNL was lowered to B3 from Ba2, and the rating on commercial paper issued or guaranteed by NNL was lowered to Not Prime from Prime 3. Moody’s has also assigned a Ba3 senior implied rating to NNL.

(b)	BBB (stable outlook) or higher by Standard & Poor’s Ratings Services and Baa2 (stable outlook) or higher by Moody’s Investors Service, Inc.

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*Nortel Networks, the Nortel Networks logo and the Globemark are trademarks of Nortel Networks.